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                                                                       EXHIBIT 5
                                                                       ---------
       August 2, 1995



       Board of Directors
       Old National Bancorp
       420 Main Street
       P.O. Box 718
       Evansville, Indiana  47705

            RE: Issuance of Shares of Common Stock of Old National Bancorp in connection with the Acquisition of Shawnee Bancorp, Inc. and its affiliate, The Bank of Harrisburg

       Ladies and Gentlemen:

            We have represented Old National Bancorp ("ONB") as special counsel in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering shares of ONB's no par value common stock under the Securities Act of 1933, as amended (the "Shares"). The Shares are to be issued to non-dissenting shareholders of Shawnee Bancorp, Inc. ("Shawnee Bancorp"), Harrisburg, Illinois, in connection with the proposed merger of Shawnee Bancorp into ONB (the "Company Merger"), and to two minority shareholders of The Bank of Harrisburg (the "Bank") as specified in the Agreement of Affiliation and Merger, dated May 31, 1995 (the "Agreement"), by and among ONB, Shawnee Bancorp, The First National Bank of Harrisburg ("First National") and the Bank, in connection with the proposed merger of the Bank into First National (the "Bank Merger") (the Company Merger and the Bank Merger are hereinafter collectively referred to as the "Mergers"). The Mergers will be accomplished and the Shares will be issued pursuant to the specific terms of the Agreement. In connection with this opinion, we have reviewed and are familiar with ONB's Articles of Incorporation and By-Laws and such other records, documents and information as we have in our judgment deemed relevant.

            Based upon the foregoing, it is our opinion that if and when the Mergers are consummated, the Shares will, when issued to non-dissenting shareholders of Shawnee Bancorp and the Bank in accordance with all of the terms and conditions of the Agreement, be legally issued, fully paid and non-assessable. This opinion is limited to the matters stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated.

            This opinion is addressed to you and is solely for your use in connection with the Registration Statement, and we assume no professional responsibility to any other person whatsoever. Accordingly, the opinion expressed herein is not to be relied upon, utilized or quoted by or delivered or disclosed to,
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Board of Directors
August 2, 1995
Page 2



       in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, the prior written consent of this firm.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and the Prospectus forming a part thereof under the caption "Legal Opinions". In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.



                                Very truly yours,



                                /s/ KRIEG DeVAULT ALEXANDER & CAPEHART
                                KRIEG DeVAULT ALEXANDER & CAPEHART